                                                                  EXHIBIT 2.1(I)

                           AGREEMENT NOT TO COMPETE
                           ------------------------

     THIS AGREEMENT is made as of the    day of August, 2000, among Opinion
Research Corporation, a Delaware Corporation ("ORC"), ORC Consumer, Inc., a Delaware Corporation (the "Corporation"), and _____________ ("Employee"), to become effective (the "Effective Date") upon the consummation of the sale of all or substantially all of the assets and business of C/J Research, Inc. ("C/J Research") to the Employer (the "Closing") and the consummation of the Employment Agreement (as defined herein). If the Closing and the Employment Agreement are not consummated on or prior to August 31, 2000, this Agreement shall be void and of no further effect.

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, the Corporation is acquiring substantially all of the assets and the business of C/J Research; and

     WHEREAS, the Employee has been employed by C/J Research and, upon the Closing, the Corporation and Employee will have entered into an Employment Agreement effective of even date herewith (the "Employment Agreement"); and

     WHEREAS, as a material and significant inducement to the Corporation to enter into and consummate the Employment Agreement, Employee has agreed not to compete with the Corporation or ORC or use or divulge certain information with respect to the business of the Corporation or ORC pursuant to the following terms and conditions:

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and as a condition to the obligations of the Corporation to consummate the Employment Agreement, the execution of which is an express condition precedent to the execution of this Agreement, the parties, each intending to be legally bound, agree as follows:

     1.        Non-Competition, Non-Disclosure of Trade Secrets.

               (a) Employee agrees that, except as set forth herein, during the term of her employment with the Corporation and for a period of twelve (12) months following the termination of her employment with the Corporation, he shall not, directly or indirectly:

               (i) solicit, induce or encourage any employee of the Corporation or ORC, to terminate his or her relationship with the Corporation or ORC; or

               (ii) employ or establish a business relationship with, or encourage or assist any individual or entity to employ or establish a business relationship with, any individual who was employed by the Corporation or ORC during the preceding twelve month period; or

               (iii) solicit, induce or encourage any Clients (as hereinafter defined) or Prospective Clients (as hereinafter defined) to terminate or reduce in scope their relationship with the Corporation or ORC; or

               (iv) solicit or assist any individual or entity in the solicitation of business from, or performance of work for, any Clients or Prospective Clients of the Corporation or ORC.

          (b)            For purposes of this Paragraph 1,

               (i) "Clients" shall mean those clients for whom the Corporation or ORC performed services during the preceding twelve months, and

               (ii)      "Prospective Clients" shall mean persons or entities
          (i) whom the Corporation, ORC or C/J Research has contacted during the preceding twelve months or (ii) for whom the Corporation, ORC or C/J Research has prepared or is in the process of preparing a written proposal or communication. The foregoing shall not include a general solicitation conducted by the Corporation, ORC or C/J Research, and

               (iii) "preceding twelve months" shall mean the twelve months immediately preceding the date the allegedly proscribed act took place.

               (c) Employee shall not use for her personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company (other than ORC, the Corporation or their subsidiaries), (i) any information regarding the business methods, business policies, business strategies, marketing plans, survey procedures, statistical techniques, research or development projects or results, trade secrets or confidential data or processes of, or developed by, the Corporation, ORC or C/J Research, or (ii) any confidential data on or relating to Clients or Prospective Clients of the Corporation, ORC or C/J Research, or (iii) budgets, forecasts, pricing information or unpublished financial information or other confidential information or data relating to or dealing with the business operations or activities of the Corporation, ORC or C/J Research. The obligations of Employee under this Agreement Not to Compete shall not relate to information or data: (x) that is now or hereafter becomes known to the public through sources independent of Employee which are entitled to disclose such information, and neither directly nor indirectly through any fault of Employee; (y) that was in the possession of Employee prior to the commencement of her employment with C/J Research; or (z) which must be disclosed pursuant to a court order or otherwise as required by law provided, however, that Employee shall give prior written notice of such anticipated disclosure to the Corporation and cooperate with the Corporation in seeking to obtain a protective order.

               (d) Employee, the Corporation and ORC acknowledge and agree that (i) the covenants set forth herein are essential elements of the execution of the
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     Employment Agreement, that Employee is receiving adequate consideration thereunder, and that such covenants are reasonable and necessary in order to protect the legitimate interests of the Corporation and ORC; (ii) the Corporation and ORC will not have any adequate remedy at law if Employee violates the terms hereof or fails to perform any of her obligations hereunder; and (iii) the Corporation and ORC shall have the right, in addition to any other rights either may have under applicable law, to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce any such covenant or any other obligations of Employee under this Agreement, as well as to obtain damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which ORC or the Corporation may be entitled.

          (e) If the period of time or scope of any restriction set forth on Paragraph 1(a) should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the territory shall be reduced by the elimination of such unreasonable portion thereof, or both, so that such restrictions may be enforceable for such time and in the manner adjudged to be reasonable. If Employee violates any of the restrictions contained in Paragraph 1(a), then the restrictive period shall not run in favor of Employee from the time of the commencement of any such violation until such time as such violation shall be cured by Employee.

     2.   Miscellaneous.

          (a) Indulgences, Etc. Neither the failure nor any delay on the part of the Employee, the Corporation or ORC to exercise any right, remedy, power or privilege under this Agreement (a "Right") shall operate as a waiver thereof, nor shall any single or partial exercise of any Right preclude any other or further exercise of the same or of any other Right, nor shall any waiver of any Right with respect to any occurrence be construed as a waiver of such Right with respect to any other occurrence. No waiver shall be effective against the Employee, the Corporation or ORC unless it is in writing and is signed by the Employee, the Corporation or ORC, as the case may be.

          (b) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger or by facsimile transmission and followed promptly by mail) or four days following the day when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

          If to Employee:
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                _________________________
                _________________________


          If to ORC or Corporation:

               23 Orchard Road
               Skillman, NJ  08558
               Attention: John F. Short
               Telephone: 908-281-5100
               Fax: 908-281-5105


               with a copy, given in the manner prescribed above, to:

               David Gitlin, Esquire
               Wolf, Block, Schorr and Solis-Cohen LLP
               1650 Arch Street
               Philadelphia, PA 19103
               Telephone:  215-977-2284
               Telecopier:  215-977-2740

     Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

          1. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

          3. Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the Corporation, ORC, Employee and their respective successors, assigns, heirs and legal representatives.
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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                              OPINION RESEARCH CORPORATION


                              By:_______________________
                                   Name:______________________
                                   Title:_____________________



                              ORC CONSUMER, INC.


                              By:_______________________
                                   Name:______________________
                                   Title:_____________________




                              ______________________________(SEAL)